Exhibit 10.2

BAKER HUGHES INCORPORATED

RESTRICTED STOCK UNIT AWARD AGREEMENT

AWARD OF RESTRICTED STOCK UNITS

PAYABLE IN SHARES

SERVICE-BASED VESTING

The Compensation Committee (the “Committee”) of the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (the “Company”), pursuant to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “Plan”), hereby awards to you, effective as of [Grant Date] (the “Grant Date”), a certain number of restricted stock units, in each case, as set forth in your Plan account maintained by Fidelity Stock Plan Services (the “Restricted Stock Units”), on the terms and conditions specified below and in the attached Terms and Conditions of Restricted Stock Unit Award Agreements (the “Terms and Conditions”).

The Restricted Stock Units that are awarded hereby to you will be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such Restricted Stock Units and the obligation to forfeit and surrender such Restricted Stock Units to the Company (the “Forfeiture Restrictions”). The Forfeiture Restrictions will lapse as to the Restricted Stock Units that are awarded hereby in accordance with the following schedule provided that your “Termination of Employment” (as defined in the Terms and Conditions) has not occurred prior to the applicable lapse date:

(a)	on the first anniversary of the Grant Date, the Forfeiture Restrictions will lapse as to one-third of the Restricted Stock Units subject to this Agreement; and

(b)	on each succeeding anniversary of the Grant Date, the Forfeiture Restrictions will lapse as to an additional one-third of the Restricted Stock Units subject to this Agreement, so that on the third anniversary of the Grant Date the Forfeiture Restrictions will lapse as to all of the Restricted Stock Units subject to this Agreement.

If a Change in Control of the Company occurs, the transactions (the “Merger”) contemplated by the Transaction Agreement and Plan of Merger entered into as of October 30, 2016 among General Electric Company, Baker Hughes Incorporated, Bear MergerSub, Inc. and Bear Newco, Inc. (the “GE Agreement”) are consummated, or you incur a Termination of Employment before the third anniversary of the Grant Date, your rights to the Restricted Stock Units under this Agreement will be determined as provided in the Terms and Conditions.

Upon the lapse of the Forfeiture Restrictions applicable to a Restricted Stock Unit that is awarded hereby, the Company will issue to you one share of the Company’s Common Stock, $1.00 par value per share, or, in the event of the consummation of the Merger, one share of Class A Common Stock as defined in the GE Agreement (in either case, the “Common Stock”), in exchange for such Restricted Stock Unit and thereafter you will have no further rights with respect to such Restricted Stock Unit. Such shares of the Common Stock will be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).

If during the period you hold any Restricted Stock Units awarded hereby the Company or Bear Newco, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company declares a dividend in cash with respect to the outstanding shares of the Common Stock (a “Cash Dividend”), then the Company will credit to an account established for you by the Company under the Plan (the “Account”) an amount equal to the product of (a) the Restricted Stock Units awarded hereby that have not been forfeited to the Company or exchanged by the Company for shares of the Common Stock as of the record date for the Cash Dividend and (b) the amount of the Cash Dividend paid per share of the Common Stock (the “Dividend Equivalent Credit”). The Company will pay to you, in cash, an amount equal to the Dividend Equivalent Credits credited to the Account with respect to a Restricted Stock Unit on the date the Forfeiture Restrictions applicable to that Restricted Stock Unit lapse, or, if the Forfeiture Restrictions applicable to that Restricted Stock Unit lapse prior to the date of payment of the Cash Dividend, the date on which the Cash Dividend is paid (and in no case later than the end of the calendar year in which the Forfeiture Restrictions applicable to that Restricted Stock Unit lapse or, if later, the 15th day of the third month following the date the Forfeiture Restrictions applicable to that Restricted Stock Unit lapse).

If during the period you hold any Restricted Stock Units awarded hereby the Company pays a dividend in shares of the Common Stock with respect to the outstanding shares of the Common Stock, then the Company will increase the Restricted Stock Units awarded hereby that have not then been exchanged by the Company for shares of the Common Stock by an amount equal to the product of (a) the Restricted Stock Units awarded hereby that have not been forfeited to the Company or exchanged by the Company for shares of the Common Stock and (b) the number of shares of the Common Stock paid by the Company per share of the Common Stock (collectively, the “Stock Dividend Restricted Stock Units”). Each Stock Dividend Restricted Stock Unit will be subject to the same Forfeiture Restrictions and other restrictions, limitations and conditions applicable to the Restricted Stock Unit for which such Stock Dividend Restricted Stock Unit was awarded and will be exchanged for shares of the Common Stock at the same time and on the same basis as such Restricted Stock Unit.

The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement will be void and the Company Group will not be bound thereby.

Any shares of the Common Stock issued to you in exchange for Restricted Stock Units awarded hereby may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that the Company may refuse to transfer any such shares of the Common Stock if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law.

The shares of Common Stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8. A Prospectus describing the Plan and the shares of Common Stock and the Terms and Conditions can be found on the Fidelity Stock Plan Services website at www.netbenefits.fidelity.com. You may also obtain a copy of the Plan Prospectus by requesting it from the Company.

Capitalized terms that are not defined herein will have the meaning ascribed to such terms in the Plan or the Terms and Conditions; provided that the term “Change in Control of the Company” has the meaning ascribed to that term in the Terms and Conditions.

In accepting the award of Restricted Stock Units set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan, this Agreement and the Terms and Conditions.

BAKER HUGHES INCORPORATED

Martin S. Craighead
Chairman and Chief Executive Officer

BAKER HUGHES INCORPORATED

TERMS AND CONDITIONS
OF
SERVICE-BASED VESTING RESTRICTED STOCK UNIT AWARD AGREEMENTS

GRANTED AFTER OCTOBER 30, 2016

These Terms and Conditions are applicable to a restricted stock unit award with service-based vesting granted pursuant to the Baker Hughes Incorporated 2002 Director & Officer Long-Term Incentive Plan (the “Plan”) after October 30, 2016 and are incorporated as part of the Restricted Stock Unit Award Agreement setting forth the terms of such restricted stock unit award (the “Agreement”).

1.	TERMINATION OF EMPLOYMENT/CHANGE IN CONTROL. The following provisions will apply in the event your employment with the Company and all affiliates as defined in Section 16 below (collectively, the “Company Group”) terminates (a “Termination of Employment”), or a Change in Control of the Company occurs, or the Merger is consummated, before the third anniversary of the Grant Date (the “Third Anniversary Date”) under the Agreement:

1.1       Termination Generally. If you incur a Termination of Employment on or before the Third Anniversary Date for any reason other than one of the reasons described in Sections 1.2 through 1.5 below, the Forfeiture Restrictions then applicable to the Restricted Stock Units will not lapse and the number of Restricted Stock Units then subject to the Forfeiture Restrictions will be forfeited to the Company on the date of your Termination of Employment.

1.2       Change in Control of the Company.

(i)       Definition of Change in Control of the Company. Except as set forth in the immediately following sentence, for purposes of these Terms and Conditions, “Change in Control of the Company” has the meaning ascribed to that term in the Plan. Notwithstanding any other provision of (1) these Terms and Conditions (but subject to Section 1.5), (2) the Plan, (3) any change in control arrangement that covers you, or (4) any other document or arrangement, solely for purposes of the Agreement and these Terms and Conditions (but subject to Section 1.5), the term “Change in Control of the Company” shall not include the consummation of any of the transactions contemplated by the GE Agreement.

(ii)        Termination of Employment Does Not Occur Before a Change in Control of the Company on or Before the Third Anniversary Date. If a Change in Control of the Company occurs on or before the Third Anniversary Date and you do not incur a Termination of Employment before the date the Change in Control of the Company occurs, then all remaining Forfeiture Restrictions will lapse at the time the Change in Control of the Company occurs. For the avoidance of doubt, for this purpose a Change in Control of the Company does not include the consummation of any of the transactions contemplated by the GE Agreement.

1.3       Disability. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you become permanently disabled before the

Third Anniversary Date and while in the active employ of one or more members of the Company Group, all remaining Forfeiture Restrictions will immediately lapse on the date of your Termination of Employment due to your becoming permanently disabled. For purposes of this Section 1.3, you will be “permanently disabled” if you (a) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company Group.

1.4       Death. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you die before the Third Anniversary Date and while in the active employ of one or more members of the Company Group, all remaining Forfeiture Restrictions will immediately lapse on the date of your Termination of Employment due to death.

1.5       Involuntary Termination of Employment Within One-Year Period Commencing on the Closing Date. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you incur an Involuntary Termination of Employment within the one-year period commencing on the Closing Date as defined in the GE Agreement (the “Closing Date”), all remaining Forfeiture Restrictions will immediately lapse on the date of your Involuntary Termination of Employment. For purposes of this Section 1.5, “Involuntary Termination of Employment” means your Termination of Employment that results from your termination of employment by the Company or its affiliate without “cause” as defined below or your resignation for “good reason” as defined below. For purposes of these Terms and Conditions, the term “cause” has the meaning assigned to it (or term of like import) in the applicable severance plan, program, agreement or arrangement of the Company or any of its Subsidiaries (as defined in the GE Agreement) under which you are covered immediately prior to the Closing Date (as in effect immediately prior to the Closing Date) or, if there is no such an arrangement that covers you immediately prior to the Closing Date or if such arrangement does not define the term cause, “cause” means (i) your willful and continued failure to substantially perform your duties with the Company or its affiliate (other than such failure resulting from your incapacity due to physical or mental illness) or (ii) your willful engaging in conduct that is demonstrably and materially injurious to the Company or its affiliate, monetarily or otherwise. For purposes of these Terms and Conditions, the term “good reason” has the meaning assigned to it (or term of like import) in the applicable severance plan, program, agreement or arrangement of the Company or any of its Subsidiaries under which you are covered immediately prior to the Closing Date (as in effect immediately prior to the Closing Date), or, if there is no such an arrangement that covers you immediately prior to the Closing Date or if such arrangement does not define the term good reason, “good reason” means the occurrence (without your express written consent) of either of the following acts by the Company or its affiliate, unless, in the case of an act described in clause (a) below, such act is corrected prior to your Termination of Employment for good reason: (a) a reduction by the Company or its affiliate in your annual base compensation as in effect on the Grant

Date or as it may be increased from time to time, except for across-the-board salary reductions similarly affecting all individuals having a similar level of authority and responsibility with the Company or its affiliate or (b) the relocation of your principal place of employment to a location outside of a 30-mile radius from your principal place of employment immediately prior to the Closing Date or the Company’s or its affiliate’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s or its affiliate’s business to an extent substantially consistent with your business travel obligations immediately prior to the Closing Date.

2.	PROHIBITED ACTIVITY. Notwithstanding any other provision of these Terms and Conditions or the Agreement, if you engage in a “Prohibited Activity,” as described below, while employed by one or more members of the Company Group or within two years after the date of your Termination of Employment, then your right to receive the shares of the Common Stock, to the extent still outstanding at that time, will be completely forfeited. A “Prohibited Activity” will be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if you divulge any non-public, confidential or proprietary information of the Company Group, but excluding information that (a) becomes generally available to the public other than as a result of your public use, disclosure, or fault, or (b) becomes available to you on a non-confidential basis after the date of your Termination of Employment from a source other than a member of the Company Group prior to the public use or disclosure by you, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

3.	TAX WITHHOLDING. To the extent that the receipt of the Restricted Stock Units or the lapse of any Forfeiture Restrictions results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company has a withholding obligation, the Company is authorized to withhold from any shares of Common Stock issued under the Agreement or from any cash or stock remuneration or other payment then or thereafter payable to you any tax required to be withheld by reason of such taxable income, wages or compensation including (without limitation) shares of the Common Stock sufficient to satisfy the withholding obligation.

4.	NONTRANSFERABILITY. The Agreement is not transferable by you otherwise than by will or by the laws of descent and distribution.

5.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Restricted Stock Units will not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.	RESTRICTED STOCK UNITS DO NOT AWARD ANY RIGHTS OF A SHAREHOLDER. You will not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the Restricted

Stock Units that are awarded hereby. Only after a share of the Common Stock is issued in exchange for a Restricted Stock Unit will you have all of the rights of a shareholder with respect to such share of Common Stock issued in exchange for a Restricted Stock Unit.

7.	EMPLOYMENT RELATIONSHIP. For purposes of the Agreement, you will be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee will determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination will be final and binding on all persons.

8.	NOT AN EMPLOYMENT AGREEMENT. The Agreement is not an employment agreement, and no provision of the Agreement will be construed or interpreted to create an employment relationship between you and the Company or any affiliate or guarantee the right to remain employed by the Company or any affiliate for any specified term.

9.	SECURITIES ACT LEGEND. If you are an officer or an “affiliate” of the Company under the Securities Act of 1933, you consent to the placing on any certificate for shares of the Common Stock issued under the Agreement an appropriate legend restricting resale or other transfer of such shares except in accordance with such Act and all applicable rules thereunder.

10.	LIMIT OF LIABILITY. Under no circumstances will the Company or any affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

11.	DATA PRIVACY. The Company’s Human Resources Department in Houston, Texas (U.S.A.) administers and maintains the data regarding the Plan, the awardees and the restricted stock units granted to awardees for all employees in the Company Group worldwide.

The data administered and maintained by the Company includes information that may be considered personal data, including the name of the awardee, the award granted and the number of restricted units included in any award (“Employee Personal Data”). From time to time during the course of your employment in the Company Group, the Company may transfer certain of your Employee Personal Data to affiliates as necessary for the purpose of implementation, administration and management of your participation in the Plan (the “Purposes”), and the Company and its affiliates may each further transfer your Employee Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan (collectively, “Data Recipients”). The countries to which your Employee Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.

In accepting the award of the Restricted Stock Units set forth in the Agreement, you hereby expressly acknowledge that you understand that from time to time during the course of your employment in the Company Group the Company may transfer your

Employee Personal Data to Data Recipients for the Purposes. You further acknowledge that you understand that the countries to which your Employee Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country.

Further, in accepting the award of the Restricted Stock Units set forth in the Agreement, you hereby expressly affirm that you do not object, and you hereby expressly consent, to the transfer of your Employee Personal Data by the Company to Data Recipients for the Purposes from time to time during the course of your employment in the Company Group.

12.	RECOUPMENTS. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, if you are then a current or former executive officer of the Company you will forfeit and must repay to the Company any compensation awarded under the Agreement to the extent specified in any of the Company’s compensation recoupment policies established or amended (now or in the future) in compliance with the rules and standards of the Securities and Exchange Commission Committee under or in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Further, if the Company is required to prepare an accounting restatement due in whole or in part to your misconduct, you will forfeit and must repay to the Company any compensation awarded under the Agreement to the extent required by the Board of Directors of the Company in accordance with the terms of the Company’s compensation recoupment policy as in effect on January 23, 2014.

13.	OTHER AGREEMENTS. Nothing in these Terms and Conditions is intended to reduce the Company’s protections or your obligations under (1) any other agreement between you and the Company or any other member of the Company Group, (2) the common law, or (3) any applicable state, federal or foreign statute.

14.	GOVERNING LAW AND VENUE. The Plan, these Terms and Conditions and the award of the restricted stock units set forth in the Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan, these Terms and Conditions and the award of the restricted stock units to the substantive law of another jurisdiction. In accepting the award of the restricted stock units you are deemed to agree to submit to the exclusive jurisdiction and venue of the federal or state courts of Harris County, Texas, to resolve any and all issues that may arise out of or relate to the Plan, these Terms and Conditions and the award of the restricted stock units.

15.	SEVERABILITY AND BLUE PENCILING. If any single Section or clause of these Terms and Conditions should be found unenforceable, it shall be severed and the remaining Sections and clauses of these Terms and Conditions shall be enforced in accordance with the intent of these Terms and Conditions. If any particular provision of these Terms and Conditions shall be adjudicated to be invalid or unenforceable, the Company and you specifically authorize the court making such determination to edit the invalid or unenforceable provision to allow these Terms and Conditions, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

16.	MISCELLANEOUS. The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions (subject to Sections 1.2 and 1.5) will control. The terms “you” and “your” refer to the Participant named in the Agreement. Capitalized terms that are not defined herein will have the meanings ascribed to such terms in the Plan or the Agreement. The Company’s rights under these Terms and Conditions and the Agreement may be assigned by the Company. For purposes of these Terms and Conditions other than Section 9 above, the term “affiliate” means any entity that, directly or indirectly, controls, or is controlled by, or is under common control with, the Company. For the avoidance of doubt, from and after the Closing Date, the term “affiliate” will include General Electric Company and any entity that, directly or indirectly, controls, or is controlled by, or is under common control with, General Electric Company.